EXHIBIT 99.1

Shore Bancshares, Inc. Completes Sale of $25 Million in Preferred Stock
Under the Treasury's Capital Purchase Program

EASTON, MD (01/12/2009) -- (NASDAQ: SHBI) Shore Bancshares, Inc. announces that it completed the sale of 25,000 shares of Series A Preferred Stock under the U.S. Department of the Treasury’s TARP Capital Purchase Plan for $25 million on January 9, 2009. The investment represents 22.3% of total risk-based capital as of September 30, 2008. The Preferred Stock carries a 5.0% annual dividend yield for five years and 9.0% thereafter. In addition, the U.S. Treasury received a warrant to purchase up to 172,970 shares of Shore Bancshares, Inc. common stock at an exercise price of $21.68 per share.

As of September 30, 2008, Shore Bancshares’ capital position was "well capitalized" by all regulatory standards. With the Treasury's investment, the Company's leverage capital ratio would increase to approximately 12.42% and the total risk-based capital ratio would increase to approximately 15.41%.

About Shore Bancshares, Inc.:

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; a registered investment adviser firm, Wye Financial Services, LLC; and a mortgage broker subsidiary, Wye Mortgage Group, LLC.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact: W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc.: +1-410-822-1400